Exhibit 10.1

ADDENDUM TO OFFER LETTER

This Addendum to Offer Letter (this "Addendum") is entered into by and between Brookdale Senior Living Inc. (the "Company") and Labeed S. Diab ("Executive").  This Addendum shall be appended to the Offer Letter (the "Offer Letter") between the Company and Executive dated October 26, 2015 and shall be a part thereof.

In order to facilitate an accelerated move of Executive to the Nashville area, Executive may elect to utilize the services of a third-party provider of relocation services to assist with the sale of Executive's primary residence.  Benefits under this program will include marketing support and, if elected by Executive, facilitation of the purchase of Executive's primary residence on the Company's behalf by the third-party provider at a price determined by averaging multiple independent current fair market value appraisals, with the third-party provider ultimately marketing and reselling the property on the Company's behalf.  The Company shall determine the third-party provider to be retained and shall be responsible for the costs and expenses associated with such services.  In order to elect to utilize the home sale assistance benefit, Executive must notify the Company in writing of Executive's election on or before April 30, 2016, and any purchase by the third-party must occur (if at all) no later than August 31, 2016.

Any services described above and provided to Executive shall be subject to the terms and conditions of the Associate Relocation Assistance Terms included in the Offer Letter.

Executive acknowledges that if Executive voluntarily terminates Executive's employment or voluntarily withdraws from full-time status with the Company prior to eighteen (18) months of Executive's start date, Executive will be required to reimburse the Company within ten (10) days of termination or withdrawal for all costs and expenses incurred by the Company in connection with the relocation benefits and assistance provided to Executive, including those described above.

Signed as of this 6th day of April, 2016.

THE COMPANY:	EXECUTIVE:

BROOKDALE SENIOR LIVING INC.

/s/ Glenn O. Maul	/s/ Labeed S. Diab
By: Glenn O. Maul	Labeed S. Diab
Its: Chief People Officer